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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to all references to our firm included in or made a part of this Registration Statement and the incorporation by reference in this Registration Statement of Rental Service Corporation for the registration of 552,000 shares of its common stock of our reports dated February 28, 1997, with respect to the consolidated financial statements and schedules of Rental Service Corporation as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, included in the Registration Statement (Form S-1 No. 333-26753) and related Prospectus of Rental Service Corporation for the registration of 5,520,000 shares of its common stock.

                                          /s/ ERNST & YOUNG LLP

Phoenix, Arizona
May 29, 1997